Exhibit 21



                           SUBSIDIARIES OF REGISTRANT


The following lists the subsidiaries of Summit Financial Group, Inc., a West Virginia Corporation.

         Summit Community Bank, a state banking association organized under the laws of the State of West Virginia

         Capital State Bank, Inc., a state banking association organized under the laws of the State of West Virginia

         Shenandoah Valley National Bank, a national banking association organized under the laws of the United States of America

         SFG Capital Trust I, a statutory business trust organized under the laws of the State of Delaware